EXHIBIT 2.1

MERGER AGREEMENT

BY AND AMONG

HEALTHCARE SOLUTIONS MANAGEMENT GROUP, INC.,

VERITY MERGER CORP.

AND

HEALTHCARE SOLUTIONS HOLDINGS, INC.

DATED AS OF JUNE 14, 2019

i

ii

iii

EXHIBITS AND SCHEDULES

Exhibit A	Form of FIRPTA Affidavit

Exhibit B	Amended and Restated Certificate of Incorporation

Exhibit C	Amended and Restated Bylaws

iv

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of June 14, 2019 (the “Effective Date”), is entered into by and among (i) Healthcare Solutions Management Group, Inc., a Delaware corporation and successor in interest to Verity Delaware Inc., a Delaware corporation which was previously a Nevada corporation named Verity Corp. (“HSMG”), (ii) Verity Merger Corp., a Delaware corporation and a wholly owned subsidiary of HSMG (“Merger Sub”) and (iii) Healthcare Solutions Holdings, Inc., a Delaware corporation (“HSH”). HSMG, Merger Sub and HSH may be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the respective Boards of Directors of each of HSMG, Merger Sub and HSH deem it advisable and in the best interests of each corporation and its respective stockholders, that HSMG and HSH combine in order to advance the long-term business strategies of HSMG and HSH;

WHEREAS, the Board of Directors of HSH has unanimously determined that the merger of Merger Sub with and into HSH with HSH being the surviving entity therein (the “Merger”) and this Agreement are fair to, and in the best interests of, HSH and its Shareholders (as defined below);

WHEREAS, the Board of Directors of HSMG has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, HSMG and the holders of HSMG Common Stock;

WHEREAS, the respective Boards of Directors of each of HSMG, Merger Sub and HSH have approved this Agreement and the Merger on the terms and conditions contained in this Agreement;

WHEREAS, HSMG, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL (as defined below) and the Certificate of Incorporation and Bylaws of Merger Sub; and

WHEREAS, for federal income tax purposes, it is intended by the Parties that the Merger shall qualify as a “reorganization” within the meaning of the Code (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Article I. A variant of a defined term (e.g., “your” is a variant of “you”) will have the same meaning as the defined term, modified as necessary to take the variance into account.

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(a) “Accounting Referee” has the meaning set forth in Section 5.08(b).

(b) “Acquisition Inquiry” with respect to any Person means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of a Party) that could reasonably be expected to lead to an Acquisition Proposal with respect to that Person.

(c) “Acquisition Proposal” with respect to any Person means any offer or proposal for any Acquisition Transaction or possible Acquisition Transaction with respect to that Person.

(d) “Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the subject Person pursuant to which the other Person or “group” would own 20% or more of the consolidated assets, revenues or net income of the subject Person, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the subject Person representing 20% or more of the consolidated assets, revenues or net income of the subject Person, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Securities representing 20% or more of the issued and outstanding equity securities of the subject Person, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Securities representing 20% or more of the issued and outstanding equity securities of the subject Person, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(e) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(f) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Agreement” has the meaning set forth in the preamble.

(h) “Assumed HSMG Common Stock Value” means the dollar volume-weighted average closing price for the HSMG Common Stock on the OTC Markets during the five full trading day period immediately prior to the Closing.

(i) “Basket Exclusions” has the meaning set forth in Section 8.06(b).

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(j) “Basket” has the meaning set forth in Section 8.06(a).

(k) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

(l) “Cap” has the meaning set forth in Section 8.06(c).

(m) “Certificate of Merger” has the meaning set forth in Section 2.02.

(n) “Certificate” has the meaning set forth in Section 2.04(c).

(o) “Closing Date” has the meaning set forth in Section 2.02.

(p) “Closing” has the meaning set forth in Section 2.02.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Contemplated Transactions” means the transactions contemplated by this Agreement, together with the transactions contemplated by any of the other Transaction Documents.

(s) “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(t) “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of the applicable Person or obligating the applicable Person to issue or sell any of its Equity Securities.

(u) “DGCL” means the Delaware General Corporation Law, as in effect and as the same may be amended from time to time.

(v) “Direct Claim” has the meaning set forth in Section 8.04(c).

(w) “Dispute” has the meaning set forth in Section 9.10(a).

(x) “Dollars” or “$” means the lawful currency of the United States.

(y) “DTC” has the meaning set forth in Section 4.02.

(z) “Effective Date” has the meaning set forth in the recitals.

(aa) “Effective Time” has the meaning set forth in Section 2.02.

(bb) “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $10,000 or more.

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(cc) “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(dd) “Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(ee) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff) “Exchange Agent” has the meaning set forth in Section 2.08.

(gg) “Exchange Ratio” has the meaning set forth in Section 2.04(a).

(hh) “Financial Statements” has the meaning set forth in Section 4.05.

(ii) “FIRPTA Affidavit” has the meaning set forth in Section 2.17(a)(iv).

(jj) “GAAP” mean United States generally accepted accounting principles as in effect from time to time.

(kk) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(ll) “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(mm) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(nn) “HSH Board” means the Board of Directors of HSH.

(oo) “HSH Common Stock” has the meaning set forth in Section 3.02.

(pp) “HSH Default” has the meaning set forth in Section 7.02.

(qq) “HSH Disclosure Schedules” means the Disclosure Schedules delivered by HSH to HSMG concurrently with the execution and delivery of this Agreement.

(rr) “HSH Indemnitees” has the meaning set forth in Section 8.02(c).

(ss) “HSH” has the meaning set forth in the recitals.

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(tt) “HSMG Board” means the Board of Directors of HSMG.

(uu) “HSMG Bylaws Amendment” has the meaning set forth in Section 5.01(b).

(vv) “HSMG Capitalization Table” has the meaning set forth in Section 4.02(a).

(ww) “HSMG Certificate Amendments” has the meaning set forth in Section 5.01(a).

(xx) “HSMG Common Stock” has the meaning set forth in Section 4.02.

(yy) “HSMG Default” has the meaning set forth in Section 7.01.

(zz) “HSMG Disclosure Schedules” means the Disclosure Schedules delivered by HSMG to HSH concurrently with the execution and delivery of this Agreement.

(aaa) “HSMG Indemnitees” has the meaning set forth in Section 8.02.

(bbb) “HSMG Material Contract” means a Material Contract to which HSMG or Merger Sub, or both, is a party or are parties.

(ccc) “HSMG Owned Intellectual Property” means any Intellectual Property that is owned by HSMG and in which HSMG holds exclusive rights.

(ddd) “HSMG Shareholder Approval” has the meaning set forth in Section 4.04(c).

(eee) “HSMG” has the meaning set forth in the preamble.

(fff) “Indebtedness” means without duplication (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees which would be payable in connection therewith), (a) all indebtedness for borrowed money or in respect of loans or advances, (b) all obligations for deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit, bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) all obligations as lessee under any arrangement required to be recorded as a capital lease in accordance with GAAP, (f) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any Liabilities pursuant to any off balance sheet financing; (h) all guarantees with respect to any indebtedness or obligation of any other Person of a type described in clauses (a)-(g) above, (i) all indebtedness and obligations of any other Person of a type described in clauses (a)-(h) above resulting in any Lien or other claim against the applicable Person or its equity securities.

(ggg) “Indemnified Party” has the meaning set forth in Section 8.03(e).

(hhh) “Indemnifying Party” has the meaning set forth in Section 8.03(e).

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(iii) “Intellectual Property Registrations” has the meaning set forth in Section 4.11(b).

(jjj) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(kkk) “Knowledge of HSMG” means the actual knowledge, after due inquiry, of Robert Stevens.

(lll) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(mmm) “Lease” or “Leases” means any lease or agreement affecting any Real Property.

(nnn) “Liability” or “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

(ooo) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

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(ppp) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(qqq) “Material Contract” mean (i) a Contract involving aggregate consideration in excess of $2,500 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

(rrr) “Merger Consideration” has the meaning in Section 2.04.

(sss) “Merger Sub” has the meaning set forth in the preamble.

(ttt) “Notice of Dispute” has the meaning set forth in Section 9.10(b).

(uuu) “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

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(vvv) “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(www) “Parties” has the meaning set forth in the recitals.

(xxx) “Party” has the meaning set forth in the recitals.

(yyy) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(zzz) “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the financial statements of the applicable Person; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the applicable Person; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the applicable Person; and (iv) other than with respect to Real Property owned the applicable Person, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of such Person.

(aaaa) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(bbbb) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(cccc) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(dddd) “Real Property” means the real property owned, leased or subleased by any applicable Person, together with all buildings, structures and facilities located thereon.

(eeee) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ffff) “Requirements of Law” means, as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject, or pertaining to any or all of the Contemplated Transactions or referred to herein.

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(gggg) “SEC Reports” means the reports and filings made by HSMG with the Securities United States Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act.

(hhhh) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(iiii) “Shareholders” means the holders of HSH Common Stock.

(jjjj) “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(kkkk) “Surviving Corporation” has the meaning set forth in Section 2.01.

(llll) “Surviving Representations” has the meaning set forth in Section 8.01(a).

(mmmm) “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nnnn) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(oooo) “Third-Party Claim” has the meaning set forth in Section 8.04(a).

(pppp) “Transaction Documents” means this Agreement, the FIRPTA Affidavits and any other document, certificate or agreement to be delivered hereunder.

SECTION 1.02 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

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(d) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II MERGER AND CLOSING

SECTION 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into HSH. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and HSH shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of HSH, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

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SECTION 2.02 Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on the third Business Day following the satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to closing as set forth in Article VI or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”), by electronic delivery, overnight delivery, and wire transfers. At the Closing the Parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such other time as the Parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). At the Closing, HSH shall deliver to HSMG, and HSMG shall deliver to HSH or the Exchange Agent, as applicable, such documents as contemplated by Section 2.17(a), Section 2.17(b) and Section 2.17(c), respectively.

SECTION 2.03 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of HSH and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of HSH and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

(b) The Certificate of Incorporation of HSH shall be the Certificate of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law;

(c) The Bylaws of HSH shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law;

(d) The directors of the HSH as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the DGCL and the Organizational Documents of the Surviving Corporation; and

(e) The officers of the HSH as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the DGCL and the Organizational Documents of the Surviving Corporation.

SECTION 2.04 Merger Consideration; Conversion. The aggregate consideration to be paid to the holders of the HSH Common Stock in the Merger shall be an aggregate number of shares of HSMG Common Stock constituting 90% of the issued and outstanding shares of HSMG Common Stock immediately following the Closing, assuming issuance of the shares of HSMG Common Stock to be issued pursuant to Section 2.07 (the “Merger Consideration”), to be paid as set forth in this Section 2.04. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

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(a) Each share of HSH Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.04(b), if any), shall, by virtue of the Merger and without any action on the part of HSMG, HSH, Merger Sub or the holder thereof, be converted into and shall become fully paid and nonassessable shares of HSMG Common Stock, at an exchange rate of as required to cause the number of shares of HSMG Common Stock issued to the holders of the HSH Common Stock to be 90% of the issued and outstanding shares of HSMG Common Stock immediately following the Closing, assuming issuance of the shares of HSMG Common Stock to be issued pursuant to Section 2.07, which 90% of the issued and outstanding shares of HSMG Common Stock is currently expected to result in an exchange ratio of 127.33306 shares of HSMG Common Stock per share of HSH Common Stock (as ultimately so determined, the “Exchange Ratio”), with any fractional shares of HSMG Common Stock being rounded to the nearest whole share of HSMG Common Stock. The Exchange Ratio shall be finally determined by the Parties prior to the Closing.

(b) Each share of HSH Common Stock issued and outstanding immediately prior to the Effective Time that is owned by HSMG or Merger Sub and each share of HSH Common Stock that is owned by HSH as treasury stock shall be canceled and retired and cease to exist, and no payment or distribution shall be made with respect thereto;

(c) All shares of HSH Common Stock converted pursuant to this Section 2.04, shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of HSH Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

SECTION 2.05 HSMG Common Stock.  At the Effective Time, any outstanding shares of HSMG Common Stock that are owned by HSMG, Merger Sub or any other direct or indirect wholly owned Subsidiary thereof shall be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

SECTION 2.06 Merger Sub Stock.

(a) At the Effective Time, all outstanding shares of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

SECTION 2.07 Issuances on Behalf of Receiver. The Parties acknowledge and agree that Robert Stevens has acted as the Court Appointed Receiver for HSMG and its predecessor and affiliated entities prior to the Effective Date and will act in such capacity in connection with this Agreement and the Contemplated Transactions. Immediately prior to the Closing, as HSMG has been directed by Mr. Stevens, HSMG shall issue to a total number of shares of HSMG Common Stock equal to 90% of the issued and outstanding shares of HSMG Common Stock immediately prior to the Closing, which shall therefore constitute 9% of the issued and outstanding shares of HSMG Common Stock immediately following the Closing, which is currently expected to be a total of 114,599,754 shares of HSMG Common Stock, as consideration for such services, to the following entities in the following amounts (subject to adjustment in the event that an different total number of shares of HSMG Common Stock are issued and outstanding immediately prior to the Closing): (i) 38,199,918 shares of HSMG Common Stock to Thistle Investments LLC; (ii) 38,199,918 shares of HSMG Common Stock to Take Flight Equities, Inc. and (iii) 38,199,918 shares of HSMG Common Stock to Next New Deal, LLC.

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SECTION 2.08 Exchange Agent. Prior to the Effective Time, HSMG and HSH shall jointly select an entity to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). The Parties acknowledge and agree that HSMG may, at its election, act as the Exchange Agent. At or prior to the Effective Time, HSMG shall deposit with the Exchange Agent (if Exchange Agent is a third party), in trust for the benefit of holders of shares of HSH Common Stock certificates representing HSMG Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of HSH Common Stock in the Merger pursuant to this Agreement.

SECTION 2.09 Exchange Procedures.

(a) Upon the Effective Time, each Shareholder shall deliver and surrender to HSMG the Certificates representing such Shareholder’s shares of HSH Common Stock, and thereafter such Shareholder shall be entitled to receive the Merger Consideration in exchange therefor.

(b) In the event that all Shareholders have not delivered and surrendered their Certificates to HSMG within three Business Days of the Effective Time, then, as soon as reasonably practicable thereafter, HSMG and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as HSH may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration.

(c) Upon surrender of a Certificate to HSMG or the Exchange Agent, as set forth above, together, in the event that Section 2.09(b) is applicable, with such letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of HSMG Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.04 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of Section 2.10 (after giving effect to any required tax withholdings from cash payments), and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.10.

SECTION 2.10 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of HSMG Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the shares of HSMG Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.09. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of HSMG Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HSMG Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of HSMG Common Stock.

SECTION 2.11 No Further Ownership Rights in HSH Common Stock. All shares of HSMG Common Stock issued and cash paid upon conversion of shares of HSH Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.10) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of HSH Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HSH Common Stock which were outstanding immediately prior to the Effective Time.

SECTION 2.12 No Liability. None of HSMG, Merger Sub, HSH, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of HSMG Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to HSMG, upon demand, and any holders of HSH Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to HSMG for satisfaction of their claims for such Merger Consideration, dividends or distributions in respect thereof or such cash.

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SECTION 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of HSH Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of HSMG Common Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 2.14 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of HSH Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of HSH Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

SECTION 2.15 Stock Transfer Books. On the Closing Date, the stock transfer books of HSH shall be closed and there shall be no further registration of transfers of shares of HSH Common Stock thereafter on the records of HSH. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of HSH Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or HSMG for any reason shall be converted into the Merger Consideration with respect to the shares of HSH Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10.

SECTION 2.16 Additional Actions at the Closing.

(a) At the Closing, the current member of the HSMG Board shall elect Justin Smith, Jonathan Loutzenhiser and Dr. Charles Balaban to the HSMG Board, and all other director(s) shall resign when such election is complete, leaving those three named individuals as the sole directors of HSMG.

(b) At the Closing, all current officers of HSMG and each corporation or other entity as to which HSMG owns, directly or beneficially, a majority of the voting power shall resign, and the current member of the HSMG Board shall elect new officers of HSMG.

SECTION 2.17 Closing Actions and Deliverables. At the Closing, and contingent thereon, the Parties shall deliver, and shall undertake such actions as to accomplish, the following:

(a) HSH shall deliver to HSMG:

(i) The Certificate of Merger, duly executed by an authorized officer of HSH;

(ii) a certificate, dated the Closing Date, signed by an officer of HSH, in form and substance reasonably acceptable to HSMG, certifying that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) has been satisfied;

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(iii) a certificate, dated the Closing Date, signed by a duly authorized officer of HSH, dated as of the Closing Date, in form and substance satisfactory to HSMG attaching and certifying (1) copies of the resolutions or written consents of HSH Board and the Shareholders, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (2) a true, correct and complete copy of the Certificate of Incorporation of HSH certified by the Secretary of State of the State of Delaware, (3) Bylaws of HSH, and (4) a certificate of good standing and legal existence of HSH issued by the Secretary of State of the State of Delaware;

(iv) non-foreign affidavit, in the form as attached hereto as Exhibit A, dated as of the Closing Date, duly executed by each Shareholder and sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that each Shareholder is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavits”); and

(v) such other documents as HSMG may reasonably request for the purpose of evidencing the accuracy of any of HSH’s representations and warranties; evidencing the performance by HSH, or the compliance by HSH, in each case as applicable, with any covenant or obligation required to be performed or complied with by HSH; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) HSMG shall deliver to the Exchange Agent the Merger Consideration pursuant to Section 2.04.

(c) HSMG shall deliver to HSH:

(i) The Certificate of Merger, duly executed by an authorized officer of the Merger Sub and HSMG;

(ii) a certificate, dated the Closing Date, signed by a duly authorized officer of HSMG, in form and substance reasonably acceptable to HSH, certifying (i) that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied; and (ii) (A) attaching and certifying copies of the resolutions or written consents of HSMG Board, the Merger Sub Board and HSMG as the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (B) certifying the name, title and true signature of each officer of HSMG and Merger Sub executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (C) attaching and certifying (1) a true, correct and complete copy of the Certificate of Incorporation of HSMG certified by the Secretary of State of the State of Delaware, (2) Bylaws of HSMG, (3) a certificate of good standing and legal existence issued by the Secretary of State of the State of Delaware for HSMG and (4) a certificate of good standing and legal existence issued by the Secretary of State of the State of Delaware for Merger Sub;

(iii) the resignations of the directors and officers of HSMG, in form and substance required by HSMG, duly executed by the resigning directors and officers of HSH, to the extent and as required by Section 2.16(a) and Section 2.16(b);

(iv) written evidence of the termination of any and all stockholder, voting, buy-sell or similar agreements by and among HSMG any of its shareholders, which shall be effective as of the Closing; and

(v) such other documents as HSH may reasonably request for the purpose of evidencing the accuracy of any of HSMG’s of Merger Sub’s representations and warranties; evidencing the performance by HSMG or Merger Sub, or the compliance by HSH or Merger Sub, in each case as applicable, with any covenant or obligation required to be performed or complied with by HSMG or Merger Sub; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

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SECTION 2.18 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The Parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE III HSH REPRESENTATIONS AND WARRANTIES

Except as set forth in the correspondingly numbered Section of the HSH Disclosure Schedules, HSH represents and warrants to HSMG and Merger Sub that the statements contained in this Article III are true and correct.

SECTION 3.01 Organization, Authority. HSH is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. All corporate actions taken by HSH in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

SECTION 3.02 Capitalization.

(a) The authorized capital stock of HSH consists of (i) 100,000,000 shares of common stock having a par value of $0.0001 per share (the “HSH Common Stock”) of which 9,000,000 shares of HSH Common Stock are issued and outstanding; (ii) 100,000,000 shares of Class A preferred stock having a par value of $0.0001 per share, of which no shares are issued and outstanding; (iii) 100,000,000 shares of Class B preferred stock having a par value of $0.0001 per share of which no shares are issued and outstanding; and (iv) 100,000,000 shares of Class C preferred stock having a par value of $0.0001 per share of which no shares are issued and outstanding. All of the shares of HSH Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances.

(b) HSH has no issued or outstanding Derivatives.

SECTION 3.03 Enforceability and Authority. This Agreement has been duly executed and delivered by HSH and constitutes the legal, valid, and binding obligation of HSH, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by HSH, each Transaction Document will constitute the legal, valid, and binding obligation of HSH, enforceable against HSH in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

ARTICLE IV HSMG PARTIES REPRESENTATIONS AND WARRANTIES

Except as set forth in the correspondingly numbered Section of the HSMG Disclosure Schedules, HSMG and Merger Sub represent and warrants to HSH that the statements contained in this Article IV are true and correct.

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SECTION 4.01 Organization and Authority of HSMG and Merger Sub.

(a) HSMG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HSMG or reasonably be expected to prevent, materially impair or materially delay HSMG’s ability to consummate the Contemplated Transactions. HSMG is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HSMG or reasonably be expected to prevent, materially impair or materially delay HSMG’s ability to consummate the Contemplated Transactions. All corporate actions taken by HSMG in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. HSMG is not in default or in violation of any of its Organizational Documents.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. All corporate actions taken by Merger Sub in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Merger Sub has delivered to HSH copies of the Organizational Documents of Merger Sub. Merger Sub is not in default or in violation of any of its Organizational Documents.

SECTION 4.02 HSMG and Merger Sub Capitalization.

(a) As of the Effective Date, the authorized, issued and outstanding share capital of HSMG consists of 24,000,000 shares of common stock, par value $0.0001 per share (the “HSMG Common Stock”), of which 12,733,306 shares are issued and outstanding; and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding. Following the Effective Date, HSMG shall undertake the HSMG Certificate Amendment as set forth in Section 5.01(a). The capitalization of HSMG as of the Effective Date is as set forth on the capitalization table of HSMG dated the Effective Date and delivered by HSMG to HSH on the Effective Date (the “HSMG Capitalization Table”).

(b) Immediately after the Closing the Merger Consideration and all other issued and outstanding share capital of HSMG will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(c) Upon consummation of the Contemplated Transactions, the Shareholders shall own all of the Merger Consideration, free and clear of all Encumbrances.

(d) HSMG Common Stock is Depository Trust Company (“DTC”) eligible and listed in transferable status and shall not be subject to any DTC “chills” or “locks” and are quoted on the OTC Markets (or another over-the-counter market to be agreed on) and not subject to any notice of suspension or delisting.

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(e) All issued and outstanding shares of capital stock of HSMG, immediately prior to the Closing Date, have been duly authorized, are validly issued, fully paid and non-assessable, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(f) Neither HSMG nor Merger Sub has any issued or outstanding Derivatives.

(g) The authorized, issued and outstanding share capital of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, of which one hundred shares are issued and outstanding and which are owned by HSMG, and 100 shares of preferred stock, par value of $0.01 per share, of which no shares are issued and outstanding.

(h) The Parties acknowledge and agree that the representations and warranties set forth in this Section 4.02 shall be deemed automatically updated, if necessary, to reflect the completion of the matters contemplated in Section 5.01.

SECTION 4.03 No Subsidiaries. Other than Merger Sub, HSMG does not own, or have any interest in any shares or have an ownership interest in any other Person.

SECTION 4.04 Enforceability and Authority; No Conflicts; Consents.

(a) This Agreement has been duly executed and delivered by each of HSMG and Merger Sub and constitutes the legal, valid, and binding obligation of each of HSMG and Merger Sub, enforceable against each of HSMG and Merger Sub in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by each of HSMG and Merger Sub, each Transaction Document will constitute the legal, valid, and binding obligation of each of HSMG and Merger Sub, as applicable, enforceable against each of HSMG and Merger Sub, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Each of HSMG and Merger Sub has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

(b) Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or violate (A) any Organizational Document of HSMG or Merger Sub, or (B) any resolution adopted by the HSMG Board or the Board of Directors of Merger Sub (or Persons exercising similar authority) or any of their respective shareholders;

(ii) to the Knowledge of HSMG, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which HSMG or Merger Sub, or any assets owned or used by HSMG or Merger Sub, could be subject;

(iii) contravene, conflict with, violate, result in the loss of any benefit to which either HSMG or Merger Sub is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by HSMG or Merger Sub or that otherwise relates to the business of, or any assets owned or used by, HSMG or Merger Sub, except to the extent that the forgoing would not cause a Material Adverse Effect on either HSMG or Merger Sub;

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(iv) cause HSMG or HSH or the Surviving Corporation to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on HSMG or HSH or the Surviving Corporation;

(v) to the Knowledge of HSMG, cause any assets owned or used by HSMG or Merger Sub to be reassessed or revalued by any Governmental Authority;

(vi) breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which HSMG or Merger Sub is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either HSMG or Merger Sub;

(vii) result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by HSMG or Merger Sub; or

(viii) result in, or give any other Person the right or option to cause or declare: (A) a loss of any HSMG Intellectual Property, (B) the release, disclosure, or delivery of any HSMG Intellectual Property by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any HSMG Intellectual Property.

(c) Other than the receipt of the approval of the HSMG as the sole shareholder of Merger Sub for the consummation of the Contemplated Transactions (the “HSMG Shareholder Approval”), neither HSMG or Merger Sub is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of HSMG or the Surviving Corporation following the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 4.05 Financial Statements. Section 4.05 of the HSMG Disclosure Schedules contains complete copies of HSMG’s financial statements consisting of the balance sheet of HSMG as at December 31 in each of the years 2018 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”). The Financial Statements are based on the books and records of HSMG, and fairly present the financial condition of HSMG as of the respective dates they were prepared and the results of the operations of HSMG for the periods indicated, in all material respects.

SECTION 4.06 Undisclosed Liabilities. HSH has no Liabilities, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable, except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business since the date of the Financial Statements and which are not, individually or in the aggregate, material in amount.

SECTION 4.07 Absence of Certain Changes, Events and Conditions. Other than as contemplated by this Agreement, since the date of the Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to HSMG, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HSMG or Merger Sub;

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(b) amendment of the charter, Bylaws or other Organizational Documents of HSMG or Merger Sub;

(c) split, combination or reclassification of any shares of the capital stock of HSMG or Merger Sub;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of HSMG or Merger Sub;

(e) declaration or payment of any dividends or distributions on or in respect of any of the capital stock of HSMG or Merger Sub or redemption, purchase or acquisition of the capital stock HSMG or Merger Sub;

(f) material change in any method of accounting or accounting practice of HSMG or Merger Sub, except as disclosed in the notes to the Financial Statements;

(g) material change in HSMG’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j) transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Financial Statements or cancellation of any material debts or material entitlements;

(k) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any HSMG Owned Intellectual Property;

(l) material damage, material destruction or loss (whether or not covered by insurance) to property of HSMG or Merger Sub, except for ordinary wear and tear;

(m) any capital investment by HSMG or Merger Sub in, or any loan to, any other Person;

(n) acceleration, termination, modification to or cancellation of any Material Contract to which HSMG or Merger Sub is a party or by which it is bound;

(o) any capital expenditures by HSMG or Merger Sub in excess of $5,000;

(p) imposition of any Encumbrance upon any of HSMG’s or Merger Sub’s properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of HSMG’s or Merger Sub’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of HSMG or Merger Sub, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of HSMG or Merger Sub;

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(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of HSMG or Merger Sub, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving HSMG or Merger Sub;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of HSMG’s or Merger Sub’s stockholders, directors, officers and employees;

(t) entry into a material new line of business or abandonment or discontinuance of existing material lines of business by HSMG or Merger Sub;

(u) adoption by HSMG or Merger Sub of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either HSMG or Merger Sub under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to HSMG or Merger Sub;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by HSMG or Merger Sub; or

(x) action by HSMG or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of HSMG in respect of any Post-Closing Tax Period.

SECTION 4.08 Material Contracts. Each HSMG Material Contract is valid and binding on HSMG in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither HSMG nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any HSMG Material Contract. To the Knowledge of HSMG, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any HSMG Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each HSMG Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to HSMG.

SECTION 4.09 Title to Assets; Real Property.

(a) HSMG has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired thereafter, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the Financial Statements. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the Permitted Encumbrances.

(b) With respect to owned Real Property, HSMG has delivered or made available to HSMG true, complete and correct copies of the deeds and other instruments (as recorded) by which HSMG acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of HSMG and relating to the Real Property. With respect to leased Real Property, HSMG has delivered or made available to HSMG true, complete and correct copies of any Leases affecting the Real Property. HSMG is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of HSMG’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than HSMG. To the Knowledge of HSMG, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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SECTION 4.10 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of HSMG are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by HSMG, together with all other properties and assets of HSMG, are sufficient for the conduct of HSMG’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of HSMG as conducted as of the Closing.

SECTION 4.11 Intellectual Property.

(a) HSMG owns, exclusively or jointly with other Persons, all right, title and interest in and to HSMG Owned Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, HSMG has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of HSMG, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to HSMG any ownership interest and right they may have in HSMG Owned Intellectual Property; and (ii) acknowledge HSMG’s exclusive ownership of all HSMG Owned Intellectual Property. HSMG has provided HSH with true and complete copies of all such agreements. To the Knowledge of HSMG, HSMG is in material compliance with all legal requirements applicable to HSMG Owned Intellectual Property and HSMG’s ownership and use thereof.

(b) All required filings and fees related to the HSMG Owned Intellectual Property that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. HSMG has provided HSMG with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) HSMG has taken all reasonable measures to protect and preserve its rights in HSMG Owned Intellectual Property and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by HSMG.

SECTION 4.12 Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by HSMG involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of HSMG not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of the Financial Statements, on the accounting records of HSMG, are collectible in full within ninety (90) calendar days after billing.

SECTION 4.13 Legal Proceedings; Governmental Orders.

(a) To the Knowledge of HSMG, there are no Actions pending or threatened (a) against or by HSMG affecting any of its properties or assets; or (b) against or by HSMG, that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. To the Knowledge of HSMG, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b) To the Knowledge of HSMG, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting HSMG or any of its properties or assets. To the Knowledge of HSMG, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

SECTION 4.14 Compliance with Laws; Permits.

(a) HSMG and Merger Sub have complied in all material respects, and are now complying in all material respects, with all Laws applicable to either of them or their business, properties or assets, including being current in all of HSMG’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and neither HSMG nor Merger Sub is in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b) All material Permits required for HSMG to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on HSMG. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To the Knowledge of HSMG, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of HSMG.

(c) No order suspending the effectiveness of any registration statement of HSMG under the Securities Act or the Exchange Act has been issued by the SEC and, to HSMG’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(d) Neither HSMG nor Merger Sub is and has not been, and the past and present officers, directors and affiliates of HSMG and Merger Sub are not and have not, been the subject of, nor does any officer or director of HSMG or Merger Sub have any reason to believe that HSMG or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(e) Neither HSMG nor Merger Sub has, and the past and present officers, directors and affiliates of HSMG and Merger Sub have not, been the subject of, nor does any officer or director of HSMG or Merger Sub have any reason to believe that HSMG or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

SECTION 4.15 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by HSMG or Merger Sub have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by HSMG or Merger Sub (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) HSMG has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where HSMG or Merger Sub does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of HSMG or Merger Sub.

(e) The amount of HSMG’s and Merger Sub’s Liability for unpaid Taxes for all periods ending on or before June 30, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of HSMG’s and Merger Sub’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of HSMG (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f) All deficiencies asserted, or assessments made, against HSMG or Merger Sub as a result of any examinations by any taxing authority have been fully paid.

(g) Neither HSMG nor Merger Sub is a party to any Action by any taxing authority. To the Knowledge of HSMG, there are no pending or threatened Actions by any taxing authority.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of HSMG or Merger Sub.

(i) Neither HSMG nor Merger Sub is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j) Neither HSMG nor Merger Sub is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to HSMG or Merger Sub.

(l) Neither HSMG nor Merger Sub has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither HSMG nor Merger Sub has any Liability for Taxes of any Person (other than HSMG or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m) Neither HSMG nor Merger Sub is has agreed to make, nor are either of them required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither HSMG nor Merger Sub is has taken any action that could defer a Liability for Taxes of HSMG or Merger Sub from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(n) Neither HSMG nor Merger Sub is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither HSMG nor Merger Sub is, nor have either HSMG or Merger Sub been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) Neither HSMG nor Merger Sub has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) Neither HSMG nor Merger Sub is, and each of them have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of HSMG or Merger Sub under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r) Neither HSMG nor Merger Sub has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither HSMG nor Merger Sub has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) None of the assets of HSMG or Merger Sub is property that either HSMG or Merger Sub is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

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SECTION 4.16 Books and Records. The minute books and stock record books of HSMG and Merger Sub, all of which have been made available to HSH, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of HSMG and Merger Sub contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the HSMG Board, the Board of Directors of Merger Sub and any committees of the HSMG Board or the Board of Directors of Merger Sub in all material respects, and no meeting, or action taken by written consent, of any such stockholders, the HSMG Board, the Board of Directors of Merger Sub or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of HSMG.

SECTION 4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of HSMG or Merger Sub.

SECTION 4.18 No Insolvency; Litigation. The payment of the Merger Consideration and the other amounts as set forth herein as required to comply with the terms of this Agreement will not leave HSMG insolvent or unable to pay its debts as they become due or continue its business following the Closing. Neither HSMG nor Merger Sub is or has been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $5,000 per matter or $15,000 in the aggregate.

SECTION 4.19 Full Disclosure. No representation or warranty by HSMG or Merger Sub in this Agreement and no statement contained in the HSMG Disclosure Schedules or any certificate or other document furnished or to be furnished to HSH pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V COVENANTS AND AGREEMENTS

SECTION 5.01 HSMG Actions Prior to the Closing. The Parties acknowledge and agree that, following the Effective Date and prior to the Closing, HSMG shall undertake the following actions:

(a) HSMG shall amend and restate its Certificate of Incorporation to provide as set forth in the Amended and Restated Certificate of Incorporation as attached hereto as Exhibit B, and shall cause such amendment to be filed with the Delaware Secretary of State and to become effective under all applicable Laws (collectively, the “HSMG Certificate Amendments”).

(b) HSMG shall amend and restate its Bylaws to provide as set forth in the Amended and Restated Bylaws as attached hereto as Exhibit C (the “HSMG Bylaws Amendment”).

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SECTION 5.02 HSMG No-Shop and Additional Agreements.

(a) Any references in this Section 5.02 to HSMG shall be deemed a reference to HSMG and Merger Sub and each of their respective Affiliates and Representatives. From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, (i) HSMG shall not, and (ii) HSMG shall cause the Representatives of HSMG not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to HSMG or Acquisition Inquiry with respect to HSMG;

(ii) furnish any non-public information regarding HSMG to any Person who has made an Acquisition Proposal with respect to HSMG or an Acquisition Inquiry with respect to HSMG;

(iii) engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to HSMG or Acquisition Inquiry with respect to HSMG (other than discussions in the Ordinary Course of Business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv) approve, endorse or recommend any Acquisition Proposal with respect to HSMG or Acquisition Inquiry with respect to HSMG;

(v) withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Contemplated Transactions; or

(vi) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to HSMG.

(b) From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, HSMG Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to HSMG, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to HSMG, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize HSMG to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to HSMG.

(c) HSMG shall promptly, within 36 hours, advise HSH orally and in writing of any Acquisition Proposal or Acquisition Inquiry related to HSMG (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. HSMG shall keep HSH reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry relating to HSMG (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d) HSMG shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of HSMG proposed on or prior to the Effective Date. HSMG acknowledges and agree that any actions taken by or at the direction of a Representative of HSMG that, if taken by HSMG, would constitute a breach or violation of this Section 5.02 will be deemed to constitute a breach and violation of this Section 5.02 by HSMG.

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SECTION 5.03 Books and Records. In order to facilitate the resolution of any claims made against or incurred by HSH prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, HSMG shall retain the books and records (including personnel files) of HSH relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of HSH; and upon reasonable notice, afford the Representatives of HSH reasonable access (including the right to make, at HSH’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.09.

SECTION 5.04 Affirmative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as HSH shall otherwise consent in writing in advance, HSMG and Merger Sub shall, and shall cause each of their Representatives to:

(a) conduct the business of HSMG only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of HSH, preserve intact the current business organization of HSMG, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with HSMG;

(b) provide HSH and its Representatives and agents reasonable access to the books and financial records of HSMG at any time during normal business hours prior to the Closing Date, at HSH’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from HSMG reasonable advance notice, observe any meetings of management of HSMG and its boards of directors which HSH reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(c) furnish to HSH true, correct and complete copies of all records, documentation and other information in its possession as HSH may reasonably request concerning HSMG or HSMG Common Stock;

(d) permit HSH to, without any obligation to do so, contact any Governmental Authority about any Governmental Authorizations or Requirements of Law concerning HSMG;

(e) cause all Contracts to which HSMG is a party to be performed to the extent required to be performed as of the Closing Date in full;

(f) cooperate with HSH with respect to all filings, permits or consents that HSH elects to make or obtain or is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions; and

(g) provide notice to HSH as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of HSMG; and

(h) use commercially reasonable efforts to cause the conditions precedent in Article VI to be satisfied.

SECTION 5.05 Negative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as HSH shall otherwise consent in writing in advance, HSMG and Merger Sub will not, and HSMG and Merger Sub will cause each of the Representatives not to, directly or indirectly:

(a) Amend existing insurance coverage applicable to HSMG or Merger Sub so long as such insurance is available at commercially reasonable rates;

(b) dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $20,000, and provided that such disposition will not materially impact the operation of the business of HSMG or result in a Material Adverse Effect on HSMG;

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(c) take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

(d) enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(e) (1) issue, authorize or propose the issuance of any capital stock of HSMG or Merger Sub, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any capital stock of HSMG or Merger Sub;

(f) amend any of the Organizational Documents of HSMG or Merger Sub;

(g) make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of HSMG, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(h) enter into any Contract that, if such contract had been in effect on the Effective Date, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(i) sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of HSMG other than in the Ordinary Course of Business;

(j) create, incur, or assume any Indebtedness or trade debt outside of the Ordinary Course of Business;

(k) change any method of accounting or accounting practice or accounting policy used by HSMG or Merger Sub, other than such changes required by GAAP or Requirements of Law;

(l) settle or compromise any material claims against HSMG or Merger Sub;

(m) make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any Requirements of Law;

(n) acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(o) agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

SECTION 5.06 Confidentiality. From and after the Closing, HSMG shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning HSH, except to the extent that HSMG can show that such information (a) is generally available to and known by the public through no fault of HSMG, or any of its Affiliates or Representatives; (b) is lawfully acquired by HSMG or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by HSH or its Affiliates. If HSMG or its Affiliates or Representatives are compelled to disclose any information referenced in this 0 by judicial or administrative process or by other requirements of Law, HSMG shall promptly notify HSH in writing and shall disclose only that portion of such information which HSMG is advised by its counsel in writing is legally required to be disclosed, provided that HSMG shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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SECTION 5.07 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, provided, however, that the Parties acknowledge and agree that HSMG may file a Form 8-K with the Securities and Exchange Commission regarding the Contemplated Transactions, and may attach this Agreement thereto.

SECTION 5.08 Tax Covenants and Agreements.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by HSH when due. HSH shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and HSMG shall cooperate with respect thereto as necessary).

(b) HSMG shall prepare, or cause to be prepared, all Tax Returns required to be filed by HSH after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by HSMG to HSH (together with schedules, statements and, to the extent requested by HSH, supporting documentation) at least forty-five (45) calendar days prior to the due date (including extensions) of such Tax Return. If HSH objects to any item on any such Tax Return, HSH shall, within ten (10) calendar days after delivery of such Tax Return, notify HSMG in writing that HSH so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, HSMG and HSH shall negotiate in good faith and use their reasonable best efforts to resolve such items. If HSMG and HSH are unable to reach such agreement within ten (10) calendar days after receipt by HSMG of such notice, the disputed items shall be resolved by a nationally recognized accounting firm jointly selected by HSMG and HSH (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. In the event that HSMG and HSH cannot agree on the identity of an Accounting Referee within ten (10) days of the commencement on such efforts to agree, each of HSMG and HSH shall select one party meeting the requirements of an “Accounting Referee” above, and those two parties shall jointly select the party who shall act as the Accounting Referee. The Accounting Referee shall resolve any disputed items within twenty (20) calendar days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by HSMG and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by HSMG and HSH. The preparation and filing of any Tax Return of HSH that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of HSMG.

SECTION 5.09 Cooperation and Exchange of Information. HSH and HSMG shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to Section 5.08 or in connection with any audit or other proceeding in respect of Taxes of HSH. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. HSH and HSMG shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of HSH for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of HSH for any taxable period beginning before the Closing Date, HSH or HSMG (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

SECTION 5.10 Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

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ARTICLE VI CONDITIONS TO CLOSING

SECTION 6.01 Conditions to HSMG’s and Merger Sub’s Obligations to Close. The obligations of HSMG and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or written waiver by HSMG, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of HSH contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) HSH shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by HSH under this Agreement at or prior to the Closing Date.

(c) No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(d) HSH shall have delivered to HSMG the executed certificates, instruments and items required by Section 2.17(a).

(e) HSMG shall have obtained the HSMG Shareholder Approval.

(f) HSH shall have provided to HSMG audited financial statements for HSH and related auditor reports thereon from its existing Public Company Accounting Oversight Board-registered auditors which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

SECTION 6.02 Conditions to HSH’s Obligations to Close. The obligations of HSH to consummate the Contemplated Transactions, shall be subject to the fulfillment or written waiver by HSH, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of HSMG and Merger Sub contained in this Agreement shall be true and correct in all material respects, other than Section 4.02 (HSMG and Merger Sub Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) HSMG and Merger Sub shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by HSMG or Merger Sub under this Agreement at or prior to the Closing Date.

(c) There shall not have been any Material Adverse Effect on HSMG or Merger Sub.

(d) No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

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(e) HSMG shall have delivered to the Exchange Agent the items required by Section 2.17(b) and shall have delivered to HSH the items required by Section 2.17(c).

(f) HSH shall have obtained the approval of the Shareholders to this Agreement and the Contemplated Transactions.

(g) HSH shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by HSH in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(h) HSH shall have completed its due diligence review of HSMG and Merger Sub to its satisfaction in its sole discretion.

(i) The actions set forth in Section 5.01 shall have been completed and shall be, and remain, effective.

ARTICLE VII DEFAULT AND TERMINATION

SECTION 7.01 Default by HSMG. If HSMG or Merger Sub fails to perform any of their respective material obligations under this Agreement, or are in breach in any material respect of any representation, warranty, covenant or agreement on the part of HSMG or Merger Sub set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by HSMG, then HSMG and Merger Sub shall be in default hereunder (such event, a “HSMG Default”). In the event of a HSMG Default, HSH shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(d) and proceed against HSMG for payment for expenses as set forth in Section 7.04(b). This provision shall be in addition to HSH’s remedies under Section 8.03.

SECTION 7.02 Default by HSH. If HSH fails to perform any of its material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of HSH set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by HSH, then HSH shall be in default hereunder (such event, a “HSH Default”). In the event of an HSH Default, HSMG shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(c) and proceed against HSH for payment for expenses as set forth in Section 7.04(a). This provision shall be in addition to HSMG’s remedies under Section 8.02.

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SECTION 7.03 Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a) by mutual written consent of HSH and HSMG;

(b) by any of HSMG or HSH, upon written notice to the other Parties, if there shall be in effect a final nonappealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c) by HSMG, upon written notice to HSH, if there shall have been an HSH Default;

(d) by HSH, upon written notice to HSMG, if there shall have been a HSMG Default;

(e) by HSMG, upon written notice to HSH, in the event that a Material Adverse Effect with respect to HSH has occurred prior to the Closing;

(f) by HSH, upon written notice to HSMG, in the event that a Material Adverse Effect with respect to HSMG or Merger Sub has occurred prior to the Closing;

(g) by either HSH or HSMG if the Closing has not occurred by July 30, 2019, provided, however, that the right to terminate this Agreement under this Section 7.03(g) shall not be available to (i) HSH if, as of such time, HSMG has the right to terminate this Agreement pursuant to Section 7.03(c) or in the event that the failure of the Closing to so occur was caused by an HSH Default; or (ii) HSMG if, as of such time, HSH has the right to terminate this Agreement pursuant to Section 7.03(d) or in the event that the failure of the Closing to so occur was caused by a HSMG Default.

SECTION 7.04 Termination Costs.

(a) If this Agreement is validly terminated by HSMG pursuant to Section 7.03(c), and only in that event, then, promptly but in any event within three Business Days following such termination by HSMG, HSH shall pay to HSMG an amount in cash equal to HSMG’s and Merger Sub’s reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by HSMG, subject to a maximum payment due hereunder of $150,000.

(b) If this Agreement is validly terminated by HSH pursuant to Section 7.03(d), and only in that event, then, promptly but in any event within three Business Days following such termination by HSH, HSMG shall pay to HSH an amount in cash equal to HSH’s reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by HSMG, subject to a maximum payment due hereunder of $150,000.

(c) Each Party acknowledges that the agreements contained in this Section 7.04 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 7.04 (the “First Party”), and, in order to obtain such payment, the other party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 7.04, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 7.04 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d) If an HSH Default occurs and HSMG elects to terminate this Agreement under Section 7.03(c), HSMG’s sole and exclusive remedy against HSH (including the Shareholders) for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.04(a). Notwithstanding the forgoing sentence, the Parties agree that HSMG may elect to not terminate this Agreement pursuant to Section 7.03(c) and instead elect to enforce specific performance of this Agreement under Section 9.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.04(d) will apply only if HSMG elects to terminate this Agreement under Section 7.03(c) and HSH actually pays the termination costs stated in Section 7.04(a).

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(e) If a HSMG Default occurs and HSH elects to terminate this Agreement under Section 7.03(d), HSH’s sole and exclusive remedy against HSMG for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.04(b). Notwithstanding the forgoing sentence, the Parties agree that HSH may elect to not terminate this Agreement pursuant to Section 7.03(d) and instead elect to enforce specific performance of this Agreement under Section 9.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.04(e) will apply only if HSH elects to terminate this Agreement under Section 7.03(d) and HSMG actually pays the termination costs stated in Section 7.04(b).

(f) If the Closing does not occur for any reason other than for an HSH Default or a HSMG Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

SECTION 7.05 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than this Article VII, Article VIII and Article IX) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that, except as provided in Section 7.04(d) and Section 7.04(e), any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

ARTICLE VIII

INDEMNIFICATION AND LIABILITY LIMITATIONS

SECTION 8.01 Survival; Limitations

(a) Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of HSMG, Merger Sub and HSH contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the Surviving Representations, as defined below, shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. The representations and warranties of HSMG contained in the following sections are “Surviving Representations”: Section 4.01, Section 4.02, Section 4.04 and Section 4.15.

(b) Covenants. All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c) Limitations. Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

SECTION 8.02 Indemnification by HSH. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, HSH agrees to indemnify HSMG and HSMG’s Affiliates and their respective Representatives (collectively, the “HSMG Indemnitees”) against, and agrees to hold each of HSMG Indemnitees harmless from and against, and agree to pay and reimburse each of HSMG Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, HSMG Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of HSH contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of HSH pursuant to this Agreement or pursuant to any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by HSH pursuant to this Agreement or pursuant to any Transaction Document; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with HSH (or any Person acting on its behalf) in connection with any Contemplated Transaction.

SECTION 8.03 Indemnification by HSMG. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, HSMG hereby agrees to indemnify HSH, the Shareholders and such Parties’ respective Affiliates and their respective Representatives (collectively, the “HSH Indemnitees”) against, and agrees to hold each of the HSH Indemnitees harmless from and against, and agrees to pay and reimburse each of the HSH Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, the HSH Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of HSMG or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of HSMG or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by HSMG or the Surviving Corporation pursuant to this Agreement occurring following to the Closing Date;

(c) (i) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which HSMG or the Surviving Corporation (or any predecessor of HSMG or Merger Sub) is or was a member following the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on HSMG or the Surviving Corporation arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring prior to the Closing Date;

(d) any violation by HSMG or Merger Sub of any applicable Laws or Governmental Orders in connection with the conduct of the Business prior to the Closing Date; or

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of HSMG or Merger Sub (or any Person acting on either of their behalf) in connection with any Contemplated Transaction.

SECTION 8.04 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

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(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to HSH’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

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SECTION 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

SECTION 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) HSH shall not be liable to HSMG Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $100,000 (the “Basket”), in which event HSH shall be required to pay or be liable for all such Losses in excess of the Basket.

(b) HSMG shall not be liable to the HSH Indemnitees for indemnification under Section 8.03 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of Surviving Representations (the “Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Basket Exclusions) exceeds the Basket, in which event HSMG shall be required to pay or be liable for all such Losses in excess of the Basket.

(c) The Parties acknowledge and agree that the maximum liability of HSH, on the one hand, and HSMG, on the other hand, for indemnification pursuant to this Article VIII shall be the sum of $1,000,000 (the “Cap”), and neither HSMG, on the one hand, nor HSH, on the other hand, shall have any liability to the other in excess of the Cap.

(d) All liabilities and obligations of HSMG that may arise under Section 8.03 (“HSMG Indemnification Liabilities”), if any, will be satisfied via the issuance by HSMG of shares of HSMG Common Stock to the Shareholders of a number of shares of HSMG Common Stock valued at the Assumed HSMG Common Stock Value, as is equal in value to the amount of the HSMG Indemnification Liabilities, to be allocated amongst the Shareholders pro rata according to the number of shares of HSH Common Stock held by each Shareholder as of the Effective Time. Such transfer, and assignment will be deemed in full payment and satisfaction of the HSMG Indemnification Liabilities with respect to which payment is being made.

SECTION 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

SECTION 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

SECTION 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

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SECTION 8.10 Limitation on Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS FOR SPECIAL, GENERAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to HSH, to:

Healthcare Solutions Holdings, Inc.

Attn: Jonathan Loutzenhiser

3 School Street, Suite 303

Glenn Cove, NY 11542

Email: jon@hscorp.biz

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony and John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Emails:  lanthony@anthonypllc.com

jcacomanolis@anthonypllc.com

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If to HSMG or Merger Sub:

Healthcare Solutions Management Group, Inc.

Attn: Robert Stevens

387 Corona Street, Suite 555

Denver, CO 90218

Email: robert@somerset.vc

With a copy, which shall not constitute notice, to:

Davisson & Associates, PA

Attn: Peder Davisson

4124 Quebec Avenue North, Suite 306

Minneapolis, MN 55427

E-mail: pederd@davissonpa.com

SECTION 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules of a Party and Exhibits mean the Articles and Sections of, the Disclosure Schedules of a Party and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The HSH Disclosure Schedules, the HSMG Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

SECTION 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SECTION 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

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SECTION 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the HSH Disclosure Schedules (other than an exception expressly set forth as such in the HSH Disclosure Schedules) or the HSMG Disclosure Schedules (other than an exception expressly set forth as such in the HSMG Disclosure Schedules), the statements in the body of this Agreement will control.

SECTION 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

SECTION 9.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by HSMG, Merger Sub and HSH. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party to be charged with such waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 9.10 Dispute Resolution.

(a) If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.10, provided that any Disputes relating to any tax Return shall be resolved as set forth in Section 5.08(b).

(b) The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.10 HSMG shall have the power to act for and to bind Merger Sub. If HSH and HSMG are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.10.

(c) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. HSH and HSMG shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to HSMG and HSH such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d) The arbitration shall be conducted in Baltimore, Maryland.

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SECTION 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) SUBJECT TO Section 9.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that HSMG does not terminate this Agreement in accordance with its terms, HSMG shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which HSMG is entitled at law or in equity; and (ii) provided that HSH does not terminate this Agreement in accordance with its terms, HSH shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which HSH is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Healthcare Solutions Holdings, Inc.

By:	/s/ Travis Revelle
Name:	Travis Revelle
Title:	Chief Executive Officer

Healthcare Solutions Management Group, Inc.

By:	/s/ Robert Stevens
Name:	Robert Stevens
Title:	Chief Executive Officer

Verity Merger Corp.

By:	/s/ Robert Stevens
Name:	Robert Stevens
Title:	Chief Executive Officer

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Exhibit A

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Healthcare Solutions Management Group, Inc., a Delaware corporation (the “Transferee”) that withholding of tax is not required upon the disposition of interests in Healthcare Solutions Holdings, Inc., a Delaware corporation (the “Company”) by the undersigned transferor (the “Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a “foreign person” (as defined in the Code and Treasury Regulations).

2.	Transferor’s U.S. taxpayer identification number is ________________________.

3.	Transferor’s address is:

_______________________________

_______________________________

_______________________________

4.	Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: _______, 2019

TRANSFEROR NAME: _____________________________________

By: ______________________________

Name: ______________________________

Title: ______________________________

(if applicable)

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Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Healthcare Solutions Management Group, Inc.

Healthcare Solutions Management Group, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 15, 2019 (the “Certificate of Incorporation”).

SECOND: This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety.

THIRD: This Amended and Restated Certificate of Incorporation has been duly approved and adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

Section 1. Name. The name of the corporation is Healthcare Solutions Management Group, Inc. (the “Corporation”).

Section 2. Registered Office and Agent. The name and address of the registered agent of the Corporation in the State of Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, DE 19958, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

Section 3. Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL, including, but not limited to the following:

(a) The Corporation may at any time exercise such rights, privileges, and powers, when not inconsistent with the purposes and object for which this Corporation is organized.

(b) The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs wound up according to law.

(c) The Corporation shall have power to sue and be sued in any court of law or equity.

(d) The Corporation shall have power to make contracts.

(e) The Corporation shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Delaware, or in any other state, territory or country.

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(f) The Corporation shall have power to appoint such officers and agents as the affairs of the Corporation shall requite and allow them suitable compensation.

(g) The Corporation shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Delaware, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders.

(h) The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved.

(i) The Corporation shall have the power to adopt and use a common seal or stamp, or to not use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document.

(j) The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object.

(k) The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence in indebtedness created by any other corporation or corporations in the State of Delaware, or any other state or government and, while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(l) The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefore its capital, capital surplus, surplus or other property or fund.

(m) The Corporation shall have to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Delaware and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and in any foreign country.

(n) The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its Certificate of Incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether or not such business is similar in nature to the purposes set forth in the Certificate of Incorporation of the Corporation, or any amendment thereof.

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(o) The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes.

(p) The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

Section 4. Capital Stock.

(a) Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be One Billion, Four Hundred Million (1,400,000,000) shares of common stock, par value of $0.0001 per share (the “Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

(b) Powers and Rights of Common Stock.

(i) Preemptive Right. No shareholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii) Dividends and Distributions.

(A) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available therefore; and

(B) Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv) Other Rights. Except as otherwise required by the DGCL and as may otherwise be provided in these Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(c) Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any class thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such class of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i) The number of shares of any class and the designation to distinguish the shares of such class from the shares of all other classes;

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(ii) the voting powers, if any, of the shares of such class and whether such voting powers are full or limited;

(iii) the redemption provisions, if any, applicable to such class, including the redemption price or prices to be paid;

(iv) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such class and the dates and preferences of dividends on such class;

(v) the rights of such class upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi) the provisions, if any, pursuant to which the shares of such class are convertible into, or exchangeable for, shares of any other class or classes or of any other class of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii) the provisions, if any, of a sinking fund applicable to such class; and

(ix) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such class.

(d) Issuance of the Common Stock and the Preferred Stock. The Board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more classes, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively “securities”). The securities must be issued for such consideration, including cash, property, or services, as the Board may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

(e) Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

(f) One Class. Except as otherwise required by the DGCL, this Certificate of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all mattes submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

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Section 5. Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and subject to Section 6, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

Section 6. Shareholder Amendment of Bylaws. Notwithstanding Section 5, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than fifty-one percent (51%) of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Section 7. Board of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board. As of the date hereof the Board shall consist of one (1) person. The director of the Corporation as of the date hereof shall be Robert Stevens, Court Appointed Receiver acting under judicial order on behalf of the Board of Directors and Officers of the Corporation, whose address is 387 Corona Street, Suite 555, Denver CO 80218. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation may be amended from time to time as set forth in the Bylaws. The exact number of directors shall be fixed from time to time by the Board pursuant to resolution adopted by a majority of the full Board. Directors need not be stockholders.

Section 8. Powers of Board. In furtherance and not in limitation of the powers conferred by the laws of the DGCL, the Board is expressly authorized and empowered:

(a) To make, alter, amend, and repeal the Bylaws;

(b) Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection, provided that no stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board or of the stockholders of the Corporation;

(c) To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(d) To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(e) To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(f) To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

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(g) to designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board; and

(h) To provide for the reasonable compensation of its own members by Bylaw, and to fix the terms and conditions upon which such compensation will be paid; and

In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation, and of the Bylaws of the Corporation.

Section 9. Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of DGCL Title 8, Section 144 are met.

Section 10. Term of Board of Directors. Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”) following the Annual Meeting at which such director was elected. All directors shall have equal standing. Notwithstanding the foregoing provisions of this Section 10 each director shall serve until their successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board establishing such class or series.

Section 11. Vacancies on Board of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

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Section 12. Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Section 13. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate of Incorporation have been satisfied.

Section 14. Special Stockholder Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by Board, within the limits fixed by law.

Section 15. Location of Stockholder Meetings. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Section 16. Private Property of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation’s debts.

Section 17. Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Certificate of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 18. Term of Existence. The Corporation is to have perpetual existence.

Section 19. Liability of Directors. No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the DGCL, (iv) the payment of dividends in violation of the DGCL or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 19 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

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Section 20. Indemnification.

(a) Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney’s fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

(b) The rights granted under Section 20(a) shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); except that, if the DGCL so requires, an advancement of expenses incurred by an beneficiary in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking , by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 20 or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Section 20 shall be contract rights and such rights shall continue as to a beneficiary who has ceased to be a director or officer and shall inure to the benefit of the beneficiary’s heirs, executors and administrators. No amendment to this Section 20 that limits the Corporation’s obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.

(c) The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Section 20 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(d) Any indemnification or advancement of expenses made pursuant to this Section 20 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Certificate of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

(e) If this Section 20 or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Section 20 that has not been invalidated and to the fullest extent permitted by law.

Section 21. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Section 22. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Incorporation and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of June [__], 2019.

By:
Robert Stevens

Court Appointed Receiver acting under judicial order on behalf of the Board of Directors and Officers of the Corporation.

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Exhibit C

AMENDED AND RESTATED BYLAWS OF

Healthcare Solutions Management Group, Inc.

a Delaware corporation

Adopted June [__], 2019

1.	Offices. Healthcare Solutions Management Group, Inc. (the “Corporation”) may have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by applicable law, at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

2.	Meetings of Stockholders.

2.1.	Annual Meetings. The annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting shall be held at such time and date and place as the Board, by resolution, shall determine and as set forth in the notice of the meeting and shall be held at such place, either within or without the State of Delaware. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.

2.2.	Deferred Meeting for Election of Directors, etc. If the annual meeting of stockholders for the election of directors and the transaction of other business is not held within the time specified in Section 2.1, the Board shall call a special meeting of stockholders for the election of directors and the transaction of other business as soon thereafter as convenient.

2.3.	Other Special Meetings. A special meeting of stockholders (other than a special meeting for the election of directors), unless otherwise prescribed by statute, may only be called by the Board and may be called at any time by the Board. At any special meeting of stockholders, only such business may be transacted as is related to the purpose(s) of such meeting set forth in the notice thereof given pursuant to Section 2.5 or in any waiver of notice thereof given pursuant to Section 2.6.

2.4.	Fixing Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a date as of the record date for any such determination of stockholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action. If no such record date is fixed:

(a)	The record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if no notice is given or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)	The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed;

(c)	The record date for determining stockholders for any purpose other than those specified in Sections 2.4(a) and Section 2.4(b) shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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When a determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date for the adjourned meeting.

2.5.	Notice of Meetings of Stockholders; Location. Except as otherwise provided in Section 2.4 and Section 2.6, whenever under any provision of the Delaware General Corporation Law (as the same may be amended and supplemented from time to time, and including any successor provision thereto, the “DGCL”), the Certificate of Incorporation of the Corporation (as the same may be amended, supplemented and/or restated from time to time, the “Certificate”) or these Bylaws, stockholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called. Except as otherwise provided by any provision of the DGCL, a copy of the notice of any meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to notice of, or to vote at, such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States Mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken and, at the adjourned meeting, any business may be transacted that might have been transacted at the meeting originally called. If, however, the adjournment is for more than 60 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The Board may designate the place of meeting for any meeting of Stockholders. If no designation is made by the Board, the place of meeting shall be the principal executive offices of the Corporation. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL

2.6.	Waivers of Notice. Whenever notice is required to be given to the stockholders under any provision of the DGCL, or the Certificate or these Bylaws, a written waiver thereof, signed by a stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

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2.7.	Quorum of Stockholders; Adjournment; Postponement. The holders of a 33.33% of the voting power, present, in person or represented by proxy, shall be necessary and sufficient to constitute a quorum for the transaction of any business at such meeting, except where otherwise provided by any provision of the DGCL. When a quorum is once present to organize a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders. The Chairman, or the holders of a majority of the shares of stock present in person or represented by proxy at any meeting of stockholders, including an adjournment meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. Any previously scheduled meeting of stockholders may be postponed, and any previously scheduled special meeting of Stockholders may be canceled, by the Board upon public notice given prior to the time previously scheduled for such meeting of stockholders.

2.8.	Voting; Proxies.

(a)	Unless otherwise provided in the Certificate, every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders determined in accordance with Section 2.4. If the Certificate provides for more or less than one vote for any share on any matter, every reference in these Bylaws or any provision of the DGCL, to a majority or other proportion of stock shall refer to such majority to other proportion of the votes of such stock. The provisions of the DGCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of stockholders as owners thereof for all purposes.

(b)	In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this paragraph, a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. The Board may, but need not, establish policies and procedures regarding the nomination, election and resignation of directors, which policies and procedures may: (i) include a condition to nomination by the Board for election or re-election as a director that an individual agree to tender, if elected or re-elected, an irrevocable offer of resignation conditioned on: (A) failing to receive the required vote for re-election at the next meeting at which such person would face re-election and (B) acceptance of the resignation by the Board, (ii) require: (A) if one exists, the Corporation’s nominating and governance committee or other committee designated by the Board (the “Nominating and Governance Committee”) to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken and (B) the Board to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days, to the extent practicable, from the date of the certification of the election results. A “contested election” is one in which: (i) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.9 and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. An “uncontested election” is any election other than a contested election. All elections of directors shall be by written ballot unless otherwise provided in the Certificate.

(c)	As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the Certificate or by these Bylaws, such matter shall be decided by a majority of the votes cast on such matter.

(d)	In voting on any other question on which a vote by ballot is required by law or is demanded by any stockholder entitled to vote (other than election of directors), the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or by his proxy and shall state the number of shares voted. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him by proxy. Any proxy to be used at a meeting of stockholders must be delivered to the Secretary of the Corporation or his or her representative at the principal executive offices of the Corporation at or before the time of the meeting. The validity and enforceability of any proxy shall be determined in accordance with the provisions of the DGCL. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

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2.9.	Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in Section 2.10.

2.10.	Notices of Business or Nominations for Director.

(a)	For director nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, a stockholder’s notice must include the following information and/or documents, as applicable: (A) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of stock of the Corporation, if any, on whose behalf such nomination or proposal of other business is made (such beneficial owner, the “Beneficial Owner”); (B) representations that, as of the date of delivery of such notice, such stockholder is a holder of record of stock of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose and vote for such nomination and any such other business; (C) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “Stockholder Nominee”): (1) all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or any successor provision thereto, including such Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy if the Corporation so determines, (2) a statement whether such Stockholder Nominee, if elected, intends to tender, promptly following such Stockholder Nominee’s election or re-election, an irrevocable offer of resignation effective upon such Stockholder Nominee’s failure to receive the required vote for re-election at the next meeting at which such Stockholder Nominee would face re-election and upon acceptance of such resignation by the Board; and (3) such other information as may be reasonably requested by the Corporation; (D) as to any other business that the stockholder proposes to bring before the meeting: (1) a brief description of such business, (2) the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment) and (3) the reasons for conducting such business at the meeting; and (E) in all cases: (1) the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto, a “Person”) with whom the stockholder, any Beneficial Owner, any Stockholder Nominee and the respective affiliates and associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto) of such stockholder, Beneficial Owner and/or Stockholder Nominee (each of the foregoing, including, for the avoidance of doubt, the Stockholder, Beneficial Owner and/or Stockholder Nominee, a “Stockholder Group Member”) either is acting in concert with respect to the Corporation or has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of common stock of the Corporation) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each Person described in this clause (1), including each Stockholder Group Member, a “Covered Person”), and a description, and, if in writing, a copy, of each such agreement, arrangement or understanding, (2) a list of the class, series and number of shares of capital stock of the Corporation that are beneficially owned or owned of record by each Covered Person, together with documentary evidence of such record or beneficial ownership, (3) a list of all derivative securities (as defined in Rule 16a-1 under the Exchange Act or any successor provision thereto) and other derivatives or similar arrangements to which any Covered Person is a counterparty and relating to any shares of capital stock of the Corporation, a description of all economic terms of all such derivative securities and other derivatives or similar arrangements and copies of all agreements and other documents relating to each of such derivative securities and other derivatives or similar arrangements, (4) a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined under Rule 16a-1 under the Exchange Act or any successor provision thereto) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation entered into or consummated within 60 days prior to the date of such notice, (5) details of all other material interests of each Covered Person in such nomination or proposal or shares of capital stock of the Corporation (including any rights to dividends or performance-related fees based on any increase or decrease in the value of such shares of capital stock) and (6) a representation as to whether any Covered Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to, in the case of a nomination or nominations, at least the percentage of the Corporation’s outstanding capital stock reasonably believed by the Covered Person to be sufficient to elect the nominee or nominees proposed to be nominated by the stockholder and, in the case of a proposal, holders of at least the percentage of the Corporation’s outstanding capital stock required to elect any Stockholder Nominee or approve such proposal (such representation, the “Solicitation Representation”).

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(b)	A notice delivered by or on behalf of any Stockholder under this Section 2.10 shall be deemed to be not in compliance with this Section 2.10 and not be effective if: (x) such notice does not include all of the information, documents and representations required under this Section 2.10, (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event or (z) any Covered Person does not act in accordance with the representation set forth in the Solicitation Representation; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties.

(c)	Notwithstanding Section 2.10(b), in the event that the number of directors to be elected to the Board is increased effective at the next annual meeting and there is no Public Announcement (as defined below) specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 2.10. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Public Announcement of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.10.

(d)	“Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act or any document delivered to all Stockholders (including any quarterly income statement).

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2.11.	Selection and Duties of Inspectors at Meeting of Stockholders. The Board, in advance of any meeting of stockholders, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at such meeting may and, on the request of any stockholder entitled to vote thereat shall, appoint one or more inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspector(s) shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and shall do such acts as are proper to conduct the election or vote with fairness to all stockholders. On the request of the person presiding at the meeting or any stockholder entitled to vote thereat, the inspector(s) shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them. Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated and of the vote as certified by him or them.

2.12.	Organization. At every meeting of stockholders, the Chief Executive Officer or, in the absence of the Chief Executive Officer, a President or a Vice President, and in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President, based on age, present) shall act as chairman of the meeting. In case none of the officers above designated to act as chairman or secretary of the meeting, respectively, shall be present, a chairman or a secretary of the meeting, as the case may be, may be chosen by a majority of the voting power, which includes the voting power which is present in person or represented by proxy and entitled to vote at the meeting.

2.13.	Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting, but the order of business to be followed at any meeting at which a quorum is present may be changed by a majority of the votes cast at such meeting by the holders of shares of capital stock present, in person or represented by proxy and entitled to vote at the meeting.

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2.14.	Action Without Meeting. Unless otherwise provided by the Certificate, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such action at a meeting, then that proportion of written consents is required. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed herein. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.14 to the extent permitted by law. Any such consent shall be delivered in accordance with the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders or members to take the action were delivered to the Corporation as provided by law.

2.15.	Copies, Etc. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing

3.	Directors.

3.1.	Number and Term. Except as provided by any provision of the DGCL, the number of directors shall initially be one (1) or such other number of persons as the majority of the full Board, by resolution, may from time to time determine. The directors shall, except for filling vacancies (whether resulting from an increase in the number of directors, resignations, removals or otherwise), be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor is elected and qualifies. Directors need not be stockholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. The members of the Board shall elect a chairman of the Board (the “Chairman”) by a vote of a majority vote of all directors (which may include the vote of the person so elected).

3.2.	Resignations. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein and, if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

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3.3.	Vacancies. Except as set forth in Section 3.4, if the office of any director, member of a committee or other officer becomes vacant (whether resulting from an increase in the number of directors, resignations, removals or otherwise), the remaining directors in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

3.4.	Removal. Any director(s) may be removed either for or without cause at any time by the affirmative vote of the holders of two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote, at a special meeting of the stockholders called for that purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

3.5.	Increase or Decrease of Number. The number of directors may be increased or decreased only by the affirmative vote of a majority of the directors, though less than a quorum. Any newly created directorships may be filled in the same manner as a vacancy.

3.6.	Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by applicable law or by the Certificate. If any such provision is made in the Certificate, the powers and duties imposed upon the Board by applicable law shall be exercised or performed to such extent and by such person or persons as shall be provided in the Certificate. The Board shall exercise all of the powers of the Corporation except such as are by law, or by the Certificate of the Corporation or by these Bylaws, conferred upon or reserved to the stockholders.

3.7.	Conference Call. Members of the Board or any committee designated by such Board may participate in a meeting of the Board or such committee by means of telephone conference or similar communication equipment by means of which all persons participating in the meeting can hear each other and participation pursuant to this Section 3.7 shall constitute presence at such meeting.

3.8.	Committees. The Board may, by resolution(s) passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member or such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, but no such committee shall have the power or authority in reference to amending the Certificate, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws of the Corporation and, unless the resolution, these Bylaws or the Certificate expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

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3.9.	Meetings. Meetings of the Board, regular or special, may be held at any place within or without the State of Delaware.

(a)	On the day when, and at the place where, the annual meeting of stockholders for the election of directors is held, and as soon as practicable thereafter, the Board may hold its annual meeting, without notice of such meeting, for the purposes or organization, election of officers and transaction of other business. The annual meeting of the Board may be held at any other time and place specified in a notice given as provided in this Section 3.9 for special meetings of the Board or in a waiver of notice thereof.

(b)	Regular meetings of the directors may be held without notice at such place and time as shall be determined from time to time by resolution of the directors.

(c)	Special meetings of the Board may be called by the Chief Executive Officer or by the Secretary on the written request of any two or more directors on at least ten (10) days’ notice to each director and shall be held at such place(s) as may be determined by the directors, or as shall be stated in the call of the meeting.

(d)	Anything in these Bylaws or in any resolution adopted by the Board to the contrary notwithstanding, notice of any meeting of the Board need not be given to any director who submits a signed waiver of such notice, whether before or after such meeting, or who attends such meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

3.10.	Quorum. A majority of the directors in office from time to time shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained and no further notice thereof need be given, other than by announcement at the meeting which shall be so adjourned.

3.11.	Compensation. Unless otherwise restricted by the Certificate, the Board shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

3.12.	Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if a written consent thereto is signed by all members of the Board, or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

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3.13.	Telephone Meeting. Any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

3.14.	Annual Report. As soon as practicable after the close of each fiscal year, a report of the business and affairs of the Corporation to the shareholders shall be made under the direction of the Board, unless the Board determines, in its reasonable discretion, that such a report is not reasonably required.

4.	Officers.

4.1.	Officers. The Board may elect or appoint a Chief Executive Officer and such other officers as it may determine. The Board may designate one or more Vice Presidents as Executive Vice Presidents and may use descriptive words or phrases to designate the standing, seniority or area of special competence of the Vice Presidents elected or appointed by it. Each officer shall hold his office until his successor is elected and qualified or until his earlier death, resignation or removal in the manner provided in Section 4.2. Any two or more offices may be held by the same person. The Board may require any officer to give a bond or other security for the faithful performance of his duties, in such amount and with such sureties as the Board may determine. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or as the Board may from time to time determine.

4.2.	Removal of Officers. Any officer elected or appointed by the Board may be removed by the Board with or without cause. The removal of an officer without cause shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

4.3.	Resignations. Any officer may resign at any time by notifying the Board, the Chief Executive Officer or the Secretary in writing. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any.

4.4.	Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for the regular election or appointment to such office.

4.5.	Compensation. Salaries or other compensation of the officers may be fixed from time to time by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he is also a director.

4.6.	Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to control of the Board, and shall report directly to the Board, and shall have supervisory responsibility over officers operating and discharging their responsibilities. The Chief Executive Officer shall perform all such other duties which are commonly incident to the capacity of Chief Executive Officer or which are delegated to him or her by the Board.

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4.7.	President. The President shall have general supervision and direction of the business and affairs of the Corporation as directed by the Chief Executive Officer. The President shall, if present, preside at all meetings of the stockholders. He may, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation. He may sign and execute, in the name of the Corporation, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed, and, in general, he shall perform all duties incident to the office of President and such other duties as from time to time may be assigned to him by the Board. If there is no President, the Chief Executive Officer shall perform the President’s functions.

4.8.	Principal Financial Officer. The Principal Financial Officer shall perform all the powers and duties of the office of the principal financial officer and in general have overall supervision of the financial operations of the Corporation. The Principal Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. If there is no Principal Financial Officer, the Chief Executive Officer shall perform the Principal Financial Officer’s functions.

4.9.	Executive Vice Presidents. At the request of the President or, in his absence, at the request of the Board, the Executive Vice Presidents shall (in such order as may be designated by the Board or, in the absence of any such designation, in order of seniority based on age) perform all of the duties of the President and, so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Executive Vice President may also, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation, may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed, and shall perform such other duties as from time to time may be assigned to him by the Board or the President.

4.10.	Secretary. The Secretary, if present, shall act as Secretary of all meetings of the stockholders and of the Board and shall keep the minutes thereof in the proper book(s) to be provided for that purpose; he shall see that all notices required to be given by the Corporation are duly given and served; he may, with the Chief Executive Officer or a Vice President, sign certificates for shares of the Corporation; he shall be custodian of the seal of the Corporation, if any, and may seal with the seal of the Corporation or a facsimile thereof, if any, all certificates for shares of capital stock of the Corporation and all documents; he shall have charge of the stock ledger and also of the other books, records and papers of the Corporation relating to its organization and management as a Corporation and shall see that the reports, statements and other documents required by law are properly kept and filed; and shall, in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board or the Chief Executive Officer. If there is no Secretary, the Chief Executive Officer shall perform the Secretary’s functions.

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4.11.	Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation; receive and give receipts for monies due and payable to the Corporation from any sources whatsoever; deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with these Bylaws; against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositories of the Corporation signed in such manner as shall be determined in accordance with any provisions of these Bylaws, and be responsible for the accuracy of the amounts of all monies to disbursed; regularly enter or cause to be entered in books to be kept by him or under his direction full and adequate account of all monies received or paid by him for the account of the Corporation; have the right to require, from time to time, reports or statements giving such information as he may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same; render to the Chief Executive Officer or the Board, whenever the Chief Executive Officer or the Board, respectively, shall require him so to do, an account of the financial conditions of the Corporation and of all his transactions as Treasurer; exhibit at all reasonable times his books of account and other records to any of the directors upon application at the office of the Corporation where such books and records are kept; and, in general, perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board; and he may sign with the Chief Executive Officer or a Vice President certificates for shares of the capital stock of the Corporation. If there is no Treasurer, the Chief Executive Officer shall perform the Treasurer’s functions.

4.12.	Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board or the Chief Executive Officer. Assistant Secretaries and Assistant Treasurers may, with the Chief Executive Officer or a Vice President, sign certificates for shares of the Corporation.

4.13.	Additional Matters. The Chief Executive Officer, the President and the Principal Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board.

5.	Contracts, Checks, Drafts, Bank Accounts, etc.

5.1.	Execution of Contracts. The Board may authorize any officer, employee or agent, in the name and on behalf of the Corporation, to enter into any contract or execute and satisfy any instrument, and any such authority may be general or confined to specific instances, or otherwise limited.

5.2.	Loans. The Chief Executive Officer or any other officer, employee or agent authorized by these Bylaws or by the Board may effect loans and advances at any time for the Corporation from any bank, trust company or other institutions or from any firm, corporation or individual and for such loans and advances may make, execute and deliver promissory notes, bonds or other certificates or evidence of indebtedness of the Corporation and, when authorized by the Board to do so, may pledge and hypothecate or transfer any securities or the property of the Corporation as security for any such loans or advances. Such authority conferred by the Board may be general or confined to specific instances or otherwise limited.

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5.3.	Checks, Drafts, etc. All checks, drafts and other orders for the payment of money out of the funds of the Corporation and all notes or other evidence of indebtedness of the Corporation shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board.

5.4.	Deposits. The funds of the Corporation not otherwise employed shall be deposited from time to time to the order of the Corporation in such banks, trust companies or other depositories as the Board may select or as may be selected by an officer, employee or agent of the Corporation to whom such power may from time to time be delegated by the Board.

6.	Stocks and Dividends.

6.1.	Certificates Representing Shares. The shares of the Corporation shall be represented by certificates in such form (consistent with the provisions of the DGCL) as shall be approved by the Board. Such certificates shall be signed by the Chief Executive Officer or the President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the seal of the Corporation or a facsimile thereof, if any. The signatures of the officers upon a certificate may be facsimiles, if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employees. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may, unless otherwise ordered by the Board, be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

6.2.	Transfer of Shares. Transfers of shares of capital stock of the Corporation shall be made only on the books of the Corporation by the holder thereof or by his duly authorized attorney appointed by a power of attorney duly executed and filed with the Secretary or a transfer agent of the Corporation and on surrender of the certificate(s) representing such shares of capital stock properly endorsed for transfer and upon payment of all necessary transfer taxes. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled”, with the date of cancellation, by the Secretary or an Assistant Secretary or the transfer agent of the Corporation. A person in whose name shares of capital stock shall stand on the books of the Corporation shall be deemed the owner thereof to receive dividends, to vote as such owner and for all other purposes as respects the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until such transfer shall have been entered on the books of the Corporation by an entry showing from and to whom transferred.

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6.3.	Registered Stockholders and Addresses of Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of capital stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of capital stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law. Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder fails to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address or as otherwise provided by applicable law.

6.4.	Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place(s) as may be determined from time to time by the Board.

6.5.	Lost, Destroyed, Stolen and Mutilated Certificates. The holder of any shares shall immediately notify the Corporation of any loss, destruction, theft or mutilation of the certificate representing such shares and the Corporation may issue a new certificate to replace the certificate alleged to have been lost, destroyed, stolen or mutilated. The Board may, in its discretion, as a condition to the issue of any such new certificate, require the owner of the lost, destroyed, stolen or mutilated certificate, or his legal representatives, to make proof satisfactory to the Board of such loss, destruction, theft or mutilation and to advertise such fact in such manner as the Board may require, and to give the Corporation and its transfer agents and registrars, or such of them as the Board may require, a bond in such form, in such sums and with such surety or sureties as the Board may direct, to indemnify the Corporation and its transfer agents and registrars against any claim that may be made against any of them on account of the continued existence of any such certificate so alleged to have been lost, destroyed, stolen or mutilated and against any expense in connection with such claim.

6.6.	Regulations. The Board may make rules and regulations as it may deem expedient, not inconsistent with these Bylaws or with the Certificate, concerning the issue, transfer and registration of certificates representing shares of its capital stock.

6.7.	Restriction on Transfer of Stock. A written restriction on the transfer or registration of transfer of capital stock of the Corporation, if permitted by the provisions of the DGCL, and noted conspicuously on the certificate representing such capital stock, may be enforced against the holder of the restricted capital stock of any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder. Unless noted conspicuously on the certificate representing such capital stock, a restriction, even though permitted by the provisions of the DGCL, as the same may be amended and supplements, shall be ineffective except against a person with actual knowledge of the restriction. A restriction on the transfer or registration of transfer of capital stock of the Corporation may be imposed either by the Certificate or by an agreement among any number of stockholders or among such stockholders and the Corporation. No restriction so imposed shall be binding with respect to capital stock issued prior to the adoption of the restriction unless the holders of such capital stock are parties to an agreement or voted in favor of the restriction. Except to the extent that the corporation has obtained an opinion of counsel acceptable to the corporation that transfer restrictions are not required under applicable securities laws, or has otherwise satisfied itself that such transfer restrictions are not required, all certificates representing shares of the corporation shall bear a legend on the face of the certificate, or on the reverse of the certificate if a reference to the legend is contained on the face, which reads substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

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6.8.	Dividends, Surplus, etc. Subject to the provisions of the Certificate and of law, the Board:

(a)	may declare and pay dividends or make other distributions on the outstanding shares of capital stock in such amounts and at such time to times as, in its discretion, the conditions of the affairs of the Corporation shall render advisable;

(b)	may use and apply, in its discretion, any of the surplus of the Corporation in purchasing or acquiring any shares of capital stock of the Corporation, or purchase warrants therefor, in accordance with law, or any of its bonds, debentures, notes, scrip or other securities or evidence of indebtedness; and

(c)	may set aside from time to time out of such surplus or net profits such sum(s) as, in its discretion, it may think proper, as a reserve fund to meet contingencies, or for equalizing dividends or for the purpose of maintaining or increasing the property or business of the Corporation, or for any other purpose it may think conducive to the best interests of the Corporation.

7.	Miscellaneous.

7.1.	Seal. The Board shall have the power by resolution to adopt, make and use a corporate seal and to alter the form of such seal from time to time.

7.2.	Fiscal Year. As of the date hereof, the fiscal year of the Corporation shall end on June 30 of each year, provided that the fiscal year of the Corporation may be changed by resolution of the Board.

7.3.	Books and Records. The Corporation shall: (1) Keep as permanent records minutes of all meetings of its stockholders and the Board, a record of all actions taken by the stockholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the Corporation; (2) Maintain appropriate accounting records; (3) Maintain a record of its stockholders, in a form that permits preparation of a list of the names and addresses of all stockholders, in alphabetical order by class of shares showing the number and class of shares held by each; provided, however, such record may be maintained by an agent of the Corporation; (4) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time; and (5) Keep a copy of the following records at its principal office: (a) the Certificate as currently in effect; (b) these Bylaws and all amendments thereto as currently in effect; (c) the minutes of all meetings of stockholders and records of all action taken by stockholders; (d) without a meeting, for the past three years; (e) the Corporation’s financial statements for the past three years; (f) all written communications to stockholders generally within the past three years; (g) a list of the names and business addresses of the current Directors and officers; and (h) the most recent annual report delivered to the Delaware Secretary of State.

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7.4.	Forum Selection; Attorneys’ Fees. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of these Bylaws, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the Corporation and any other parties asserting a claim as set forth in the initial paragraph of this Section 7.4, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection any judgment obtained in any such proceeding. The provisions of this Section 7.4 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

7.5.	Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable law.

7.6.	Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used at any time unless otherwise restricted by the Board or a committee thereof.

7.7.	Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

7.8.	Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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8.	Indemnification; Insurance.

8.1.	Indemnification in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3 and Section 8.10, the Corporation shall, to the fullest extent permitted by the DGCL and applicable Delaware law as in effect at any time, indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2.	Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3 and Section 8.10, the Corporation shall indemnify, hold harmless and defend any person who: (i) was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly owned subsidiary of the Corporation, and (ii) was or is a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person was or is a director or officer of the Corporation or any direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and whether the basis of such action, suit or proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

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8.3.	Authorization of Indemnification. Any indemnification or defense under this Section 8 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 8.1 or Section 8.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

8.4.	Good Faith Defined. For purposes of any determination under Section 8.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 8.4 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be.

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8.5.	Expenses Payable in Advance. Expenses, including attorneys’ fees, incurred by a current or former director or officer in defending any action, suit or proceeding described in Section 8.1 or Section 8.2 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 8.

8.6.	Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by or granted pursuant to this Section 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 or Section 8.2 shall be made to the fullest extent permitted by applicable law. The provisions of this Section 8 shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 8.1 or Section 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

8.7.	Insurance. The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation, or a direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation, as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify, hold harmless or defend such person against such liability under the provisions of this Section 8.

8.8.	Certain Definitions. For purposes of this Section 8, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who was or is a director, officer, employee or agent of such constituent corporation, or was or is serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 8 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 8, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 8.

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8.9.	Survival of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by, or granted pursuant to, this Section 8 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.10.	Limitation on Indemnification. Notwithstanding anything contained in this Section 8 to the contrary, except for proceedings to enforce rights to indemnification and defense under this Section 8 (which shall be governed by Section 8.11(b)), the Corporation shall not be obligated under this Section 8 to indemnify, hold harmless or defend any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

8.11.	Contract Rights.

(a)	The obligations of the Corporation under this Section 8 to indemnify, hold harmless and defend a person who was or is a director or officer of the Corporation or was or is a director or officer of a direct or indirect wholly-owned subsidiary of the Corporation, including the duty to advance expenses, shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Section 8 shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(b)	If a claim under Section 8.1, Section 8.2 or Section 8.5 is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 45 days, the person making such claim may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by such person to enforce a right to indemnification hereunder (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its Stockholders) that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by such person, be a defense to such suit.

8.12.	Indemnification Agreements. Without limiting the generality of the foregoing, the Corporation shall have the express authority to enter into such agreements as the Board deems appropriate for the indemnification of present or future directors and officers of the Corporation in connection with their service to, or status with, the Corporation or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Corporation.

9.	Amendments. These Bylaws may be altered or repealed and Bylaws may be made at any annual meeting of the stockholders or at any special meeting thereof, if notice of the proposed alteration or repeal of Bylaw or Bylaws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board at any regular meeting of the Board, or at any special meeting of the Board, if notice of the proposed alteration or repeal, or Bylaw or Bylaws to be made, be contained in the notice of such meeting.

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